AGREEMENT RE NETTING OF PAYMENTS



         This AGREEMENT RE NETTING OF PAYMENTS (this "Agreement") is made this __ day of December __, 1998 between Vanguard Cellular Systems, Inc. (the "Company") and __________________ (the "Executive").

         WHEREAS, the Company has this date, and may from time to time hereafter, extend one or more loans (the "Loans") to the Executive, evidenced by one or more promissory notes of the Executive in favor of the Company (the "Notes"), the proceeds of which loans are to be applied either (i) to the payment of the exercise price of stock options of the Company held by the Executive (the "Exercise Price Loans") or (ii) to the payment by the Company of income tax obligations of the Executive in connection with the exercise of such options (the "Tax Loans").

         WHEREAS, the Company is party to a certain Agreement and Plan of Merger dated as of October 2, 1998, as amended (the "Merger Agreement"), among AT&T Corp., Winston, Inc. and the Company, pursuant to which the Company will be merged with and into Winston, Inc. (the "Merger").

         WHEREAS, (i) pursuant to certain employment, severance and termination arrangements between the Company and certain of its employees, including the Executive, and as contemplated by Section 5.5(c)(i) of the Merger Agreement and items 6 and 7 of Schedule 4.1(e)(vi) to the Merger Agreement, (ii) pursuant to certain tax reimbursement agreements between the Company and certain of its employees, including the Executive, and as contemplated by Section 5.5(c)(ii) of, and the related Schedule 5.5(c)(ii) to, the Merger Agreement and (iii) pursuant to Section 1.7(b) of the Merger Agreement, the Executive may be entitled, following consummation of the Merger, to certain change in control severance payments and/or tax reimbursement payments as well as certain cash payments in respect of the shares of the Company's Common Stock to be purchased with the proceeds of the Exercise Price Loans (collectively, the "Merger Payments") from Winston, Inc., as successor by merger to the Company.

         WHEREAS, it is a condition of the Company's agreement to make the Loans that the Notes be prepaid by the Merger Payments and that the Company be entitled to set off against the amount of any Merger Payments to which the Executive would be entitled any and all amounts accrued and outstanding under the Notes, including without limitation, principal, interest, and any fees or expenses owing thereunder, until such Notes are paid in full.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that:

         1. NETTING OF PAYMENTS. Notwithstanding anything to the contrary in the Merger Agreement, at any time when any Note shall remain outstanding, the Company shall be


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entitled to set off against, and shall set off against, the amount of any Merger
Payment to which the Executive would be entitled an amount equal to (i) the full amount of such Merger Payment if the amount of such Merger Payment is less than the aggregate outstanding amount of principal, interest, fees and expenses outstanding under any Note or Notes or (ii) the aggregate outstanding amount of principal, interest, fees and expenses outstanding under any and all Notes, if the amount of such Merger Payment is greater than such aggregate outstandings
(in each case, regardless of whether such Note or Notes is or are due or payable at such time). All such Merger Payment amounts netted pursuant to this Section shall be treated as having been paid pursuant to the applicable provisions of the agreements referred to in the third WHEREAS clause above and then repaid as mandatory prepayments of the Notes and shall be applied as follows: (a) first, to any fees and expenses accrued and payable under any Notes evidencing Exercise Price Loans, (b) second, to accrued and unpaid interest on Exercise Price Loans,
(c) third, to outstanding principal of Exercise Price Loans (in inverse order of maturity of the related Notes), (d) fourth, to any fees and expenses accrued and payable under any Notes evidencing Tax Loans, (e) fifth, to accrued and unpaid interest on Tax Loans, (f) sixth, to outstanding principal of Tax Loans (in inverse order of maturity of the related Notes) and (g) seventh, to the Executive. Upon payment in full of any Note or Notes, the Company shall return such Note or Notes to the Executive marked "Paid in Full".

         2. INSTRUCTIONS TO EXCHANGE AGENT. Any exchange agent acting in connection with the Merger may rely on a copy of this Agreement to, and is hereby authorized and directed to take all action necessary to, give full effect to the provisions of this Agreement with respect to any proceeds that would be due to the Executive in connection with the Merger. The Executive agrees to provide any further documentation required by such exchange agent to effectuate the foregoing.


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         3. MISCELLANEOUS. This Agreement shall be binding upon, and inure to the benefit of (i) the parties hereto and their respective heirs, successors and assigns, including, in the case of the Company, Winston, Inc., provided, however, that, the Executive may not assign his rights or obligations hereunder without the prior written consent of the Company and (ii) unless the Merger Agreement shall have been terminated without consummation of the Merger, AT&T Corp., as an intended third party beneficiary hereof. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of North Carolina. Nothing herein shall be construed as entitling the Executive to Merger Payments.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an agreement under seal as of the date first above written.

                                          VANGUARD CELLULAR SYSTEMS, INC.


                                        By_________________________________
                                           A duly authorized signatory



                                       ------------------------------------
                                       Name of Executive:____________________






                                       [SIGNATURE PAGE TO NETTING AGREEMENT]


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